Exhibit 10.2

Standard Form of Agreement Between

Owner and Design-Builder - Cost Plus Fee with

an Option for a Guaranteed Maximum Price

This AGREEMENT is made as of the 19th day of December in the year of 2006 by and between the following parties, for services in connection with the Project identified below:

OWNER:

Liberty Renewable Fuels, LLC

P. O. Box 335

Owosso, Michigan 48867

(989) 743-1042 Office

(989) 743-1032 FAX

DESIGN-BUILDER:

Wilcox Design-Build, LLC

37987 Interchange Drive

Farmington Hills, Michigan 48335

(248) 478-36990 Office

(248) 478-3986

PROJECT:

Design and build the Owner provided scope of work; site work, utilities, roads, railways, buildings and grain facilities as outlined in Attachment “A” Segregation of Responsibilities and Scope of Work dated December 19, 2006 in support of the One Hundred Ten Million (110,000,000) gallons per year denatured alcohol ethanol plant located in Ithaca, Michigan (said plant, the “Facility”).

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.

DBIA Document No. 530 – Standard Form of Agreement Between	Page 1
Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

Article 1

Scope of Work

1.1 Design-Builder shall perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete the Work described and reasonably inferable from the Contract Documents.

1.2 Owner will provide the following services with respect to the Project:

1.2.1 Confirm project funding is in place and accessible. The Owner will provide Design-Builder with a status report summarizing Owner’s financing plan, including (1) the results of its equity offering and its position and (2) identification of its debt financing plan in place and/or any available lines of credit.

1.2.2 Acquire the necessary property required to construct the Facility that is environmentally acceptable and clear of any encumbrances that will restrict the design, engineering and / or construction process.

1.2.3 Designate a single representative of Owner for purposes of receiving communications and making decisions on behalf of Owner.

1.2.4 Provide all other services needed for the engineering, design, start-up and/or operation of the Facility not furnished by the Design-Builder.

1.3 Design-Builder will provide the following site investigation, planning, permitting, design, engineering and construction related services:

1.3.1	Site investigations services:

1. Boundary and topographic surveying

2. Legal descriptions and parcel splits

3. Hydro geological studies

4. Geotechnical investigations

A lump sum fee of $155,000 has been established to complete the Scope of Work for the site investigation requirements including the soil boring necessary for (i) the work to be performed by ICM, Inc., a Kansas corporation (“ICM”); and (ii) construction of the grain facilities included within the Facility (the “Grain Facilities”). If additional site investigation services are required beyond the original Scope of Work, Design-Builder’s standard rates will apply.

1.3.2 Planning and Permitting:

1. Lead the process of negotiating the written agreement for coordination, engineering, design and construction of the Owner provided Scope of Work for the Facility.

2. Assist the Owner in the permitting and grant application process including taking the lead role in obtaining the permits for the engineering, design and construction of the Scope of Work for the Facility as outlined in Attachment “D”—Permit Schedule.

3. Attend project planning meetings.

4. Attend and support the preliminary site planning and re-zoning process meetings

1.3.3 Design and Construction Documents:

1. Coordinate, engineer and design the Scope of Work as outlined in that certain Cost Estimate summary Attachment “B” dated December 19, 2006.

2. Complete construction and bid documents for site work, civil, roads, utilities, railway, siding, basic offsite civil work, and administration and maintenance buildings.

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3. The DDG building design scope is based on a pre-engineered building, the Design-Builder will take the preliminary engineering and design development information provided by others and develop construction documents.

4. The maintenance building design scope is based on a pre-engineered building, the Design-Builder will take the preliminary engineering and design development information provided by others and develop construction documents.

5. The Grain Facilities design scope is based on a pre-engineered building, the Design-Builder will take the preliminary engineering and design development information provided by others and develop construction documents.

6. Design Review Meetings - The Design-Builder will conduct two formal design review meetings with the Owner per month from November 2006 through March 21, 2007. It is understood that the Owner and the Design-Builder will work together to make the design and design review process as efficient and effective as possible. The meeting schedule is not intended as a hard and fast line item, but as a directional definition as to the degree of reasonableness. The design review process will be considered complete once the bid packages have been issued. For additional meetings that may be required the Wilcox standard billing rates will apply.

1.3.4 Construction services and staking services will include providing engineering and survey staff to provide baseline construction staking and layout for scope of work as outlined in the Scope of Work. The survey crew will check and confirm line and grade of critical contractor installations for the Scope of Work. The engineering team will provide construction observation / inspection services as required to support the quality assurance program including materials and density testing for the Scope of Work. The engineering staff will provide solutions to construction related issues as they may arise, and will coordinate the project record documents for the Scope of Work.

1.4 Design-Builder provided scope of services for construction management services:

1.4.1 General services:

1. Design-Builder’s representative will communicate with the Owner on a regular basis, through meetings, design reviews and progress meetings.

2. Design-Builder will provide the Owner with a monthly status report outlining the progress of the work, including updates on safety, quality, schedule, cost and other general open issues.

3. The Design-Builder has included as part of this proposal one formal project review meeting per month from December 2006 through May 8, 2008. It is understood that the Owner and the Design-Builder will work together to make the monthly project review meetings as efficient and effective as possible. The meeting schedule is not intended as a hard and fast line item, but as a directional definition as to the degree of reasonableness. For additional meetings that may be required the Wilcox standard billing rates will apply.

1.4.2 Bid process:

1. Review and provide input as to the completeness and constructability of the bid documents, pre-qualify sub-contractors, issue documents for bid, receive and review bids on behalf of the Owner.

2. Complete a review and analysis of the bid submittals. Make award recommendations to the Owner based on the overall best interest of the project (safety, quality, schedule and cost).

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Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

1.4.3	Site operations:

1. Design-Builder will provide through itself or Subcontractors the necessary supervision, labor, inspection, testing, temporary facilities to permit the Design-Builder to complete the Project consistent with the Contract Documents.

2. Coordinate the subcontractors and implement a site safety program for the Scope of Work.

3. Work with subcontractors on a daily basis to resolve constructability and coordination issues.

4. Conduct weekly project coordination meetings with subcontractors and issue necessary meeting minutes. The Design-Builder will notify the Owner as to the date, time and location of the regular meetings. The Owner may elect to a send representative attend the weekly progress review meetings.

5. Conduct weekly safety meetings and safety tool box talks.

6. Oversee the installation of the work to assure conformance with project specifications.

7. Manage the shop drawing and material submittal process.

8. Manage, coordinate and administrate all subcontractors performing any portion of the Scope of Work to be performed by Design-Builder in accordance with this Agreement.

9. Manage the schedule, budget, quality assurance program and the safety program for the Scope directly under the control of the Design-Builder.

1.4.4 Office support services including:

1. Coordinate the subcontractor documentation process including insurance requirements, contracts, bonds, schedule of values.

2. Manage the project accounting requirements, including supplier payables, monthly payment application, subcontractor payment distribution and waiver of lien process.

1.4.5 Exclusions. The following items are specifically excluded from the services to be provided by the Design-Builder:

1. Travel outside the state of Michigan; provided, however, representatives of Design-Builder shall attend two strategy/planning meetings at ICM’s offices in Colwich, Kansas.

2. The process design, engineering, coordination and construction services to be provided by ICM;

3. Land cost;

4. Any non-design and/or non-construction related activity.

5. Environmental remediation, other environmentally related tasks, including Phase I and Phase II services;

6. Off site equipment and amenities (example: fire equipment);

7. Plant operations;

8. Corn and chemical inventory;

9. Research;

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10. IT solutions and computer systems;

11. Maintenance and spare parts;

12. Financing and grants, other than the preparation of the grant applications necessary to obtain MDOT highway funds and railroad funds;

13. Plant accounting;

14. Legal, lobbying;

15. Marketing, public relations, advertising and community relations; and

16. Product sales and distribution.

Article 2

Contract Documents

2.1 The Contract Documents are comprised of the following:

.1	All written modifications, amendments and change orders to this Agreement issued in accordance with DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (1998 Edition) (“General Conditions of Contract”);

.2	This Agreement, including all exhibits and attachments;

Attachment “A” – Scope of Work dated December 19, 2006

Attachment “B” - Cost Estimate dated December 19, 2006

Attachment “C” - Payment and Cash Flow Schedule dated December 19, 2006

Attachment “D” – Permit Schedule dated December 19, 2006

.3	Written supplementary conditions, if any, to the General Conditions of Contract;

.4	The General Conditions of Contract;

.5	Construction Documents prepared and approved in accordance with Section 2.4 of the General Conditions of Contract;

.6	Owner’s Project Criteria; and

.7	The following other documents, if any: none.

Article 3

Interpretation and Intent

3.1 The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract Documents shall take precedence in the order in which they are listed in Section 2.1 hereof.

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Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

3.2 Terms, words and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the General Conditions of Contract.

3.3 The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.

Article 4

Ownership of Work Product

4.1 Work Product. All drawings, specifications and other documents and electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) are deemed to be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto; provided, however: (i) Design-Builder may not utilize any of the Work Product relating to the Grain Facility and the exterior design concept and the interior layout of the administration building (other than pre-existing standardized design details) in connection with any plant or facility other than the Facility; and (ii) Design-Builder shall treat all Work Product related to the design of the Grain Facilities and the exterior design concept and the interior layout of the administration building (other than pre-existing standardized design details) as confidential and shall not disclose any such Work Product to any third party without the prior written consent of Owner.

4.2 Owner’s Limited License Upon Payment in Full. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s occupancy of the Project.

4.3 Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates the Project for its convenience as set forth in Article 8 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, Design-Builder shall, upon Owner’s payment in full of the amounts due to Design-Builder under the Contract Documents as of such date of termination , grant Owner a limited license to use the Work Product to complete the Project and subsequently occupy the Project, conditioned on the following:

.1	Owner agrees to pay Design-Builder the additional sum of Five Hundred Thousand US Dollars ($500,000.00) as compensation for the right to use the Work Product in accordance with this Article 4 if Owner resumes the Project through its employees, agents, or third parties.

4.4 Owner’s Limited License Upon Design-Builder’s Default . If this Agreement is terminated due to Design-Builder’s default pursuant to Section 11.2 of the General Conditions of Contract and (i) it is determined that Design-Builder was in default and (ii) Owner has fully satisfied all of its obligations under the Contract Documents, Design-Builder shall be deemed to have granted to Owner a limited license to use the Work Product in connection with Owner’s completion and occupancy of the Project.

4.5 Owner’s Indemnification for Use of Work Product. If Owner uses the Work Product under any of the circumstances identified in this Article 4, Owner acknowledges that such use of the Work Product is at its sole risk and without liability to Design-Builder and that Owner shall defend, indemnify and hold harmless Design-Builder and anyone working by or through Design-Builder, including any Design Consultants (collectively the Indemnified Parties”), and the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use of the Work Product. Notwithstanding the foregoing, if Owner uses the Work Product in connection with Owner’s occupancy of the Project (other than in connection with any modification or expansion of the Project by Owner or anyone working by or though Owner), this Section 4.5 shall not modify or otherwise limit, in any manner,

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any of Design-Builder’s representations or warranties otherwise contained in this Agreement or the General Conditions.

Article 5

Contract Time

5.1 Date of Commencement. The “Date of Commencement” shall be the date of this Agreement. The Work shall commence on the Date of Commencement unless the parties mutually agree otherwise in writing.

5.2 Substantial Completion and Final Completion

5.2.1 Substantial Completion of the entire Work shall be achieved on or before June 30, 2008 (the “Scheduled Substantial Completion Date”).

5.2.2 Interim milestones and/or Substantial Completion of identified portions of the Work shall be achieved as follows:

Preconstruction
Design and Engineering	September 2006 - March 2007
Develop and issue bid packages	October 2006 - March 2007
Order long lead equipment	January 2007 - February 2007
Complete permits	March 2007

Construction
Site Mobilization	December 2006
Earthwork/mass grading	December 2006 - April 2007
Access road base	December 2006 - May 2007
Earthwork, sub-base and fine grading	April 2007 - July 2007
Temporary facilities and utilities	March 2007 - June 2007
Utilities and roads	April 2007 - September 2007
Rail	May 2007 - January 2008
Administration Building	April 2007 - December 2007
DDG Building	March 2007 - April 2008
Grain Receiving & Storage (Engineering)	January 2007 - May 2007
Grain Receiving & Storage (Construction)	April 2007 - May 2008
Roads final layer	May 2008 - June 2008

5.2.3 Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable.

5.2.4 All of the dates set forth in this Article 5 (“Contract Time(s)”) shall be subject to adjustment in accordance with the General Conditions of Contract.

5.3 Timeliness of Performance. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents. Section 5.2.2 outlines milestones and substantial completion of identified portions of the work. Section 5.2.2 includes reasonable allowances for review and approval times required by the Owner, performance of services by any Owner consultants, and review and approval times required by public authorities having jurisdiction over the Project. The milestone and substantial completion dates for portions of the work associated with the Grain Facilities or such other work as may be mutually agreed upon by the parties hereto shall be equitably adjusted as the Project progresses, allowing for changes in scope, character or size of the Project requested by the Owner, or for delays or other causes beyond the Design-Builder’s reasonable control, which shall include unavailability of resources and material related to the required design, engineering and construction services necessary to support the Grain Facility.

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Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

5.4 Liquidated Damages - Generally. Design-Builder understands that if Substantial Completion is not attained by the Scheduled Substantial Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if Substantial Completion is not attained by the 31st day after the Scheduled Substantial Completion Date (the “LD Date”), Design-Builder shall pay Owner Ten Thousand Dollars ($10,000.00) as liquidated damages for each day that Substantial Completion extends beyond the LD Date with the maximum damages payable to the Owner under section 5.4 of this Agreement being Three Hundred Thousand Dollars ($300,000.00). The liquidated damages provided herein shall be in lieu of all liability of Design-Builder for any and all extra costs, losses, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which are occasioned by any delay in achieving Substantial Completion by the Scheduled Substantial Completion Date.

5.5 Liquidated Damages relating to the Grain Facilities. Notwithstanding anything in Section 5.4 to the contrary, the LD Date shall not be applicable to Substantial Completion of the Grain Facilities. On or prior to March 31, 2007 or such other date as Owner and Design-Builder may mutually agree, Owner and Design-Builder shall reach mutual agreement as to the date by which Substantial Completion of the Grain Facilities must be attained (such date the “Grain Facilities LD Date”. If Substantial Completion of the Grain Facilities is not attained by Grain Facilities LD Date, Design-Builder shall pay Owner Ten Thousand Dollars ($10,000.00) as liquidated damages for each day that Substantial Completion of the Grain Facilities extends beyond the Grain Facilities LD Date with the maximum damages payable to the Owner under section 5.5 of this Agreement being One Hundred Fifty Thousand Dollars ($150,000.00). The liquidated damages provided herein shall be in lieu of all liability of Design-Builder for any and all extra costs, losses, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which are occasioned by any delay in achieving Substantial Completion of the Grain Facilities by the Grain Facilities LD Date.

Article 6

Contract Price

6.1 Contract Price

6.1.1 Owner shall pay Design-Builder in accordance with Article 6 of the General Conditions of Contract a contract price (“Contract Price”) equal to Design-Builder’s Fee (as defined in Section 6.2 hereof) plus the Cost of the Work (as defined in Section 6.3 hereof) and any adjustments made in accordance with the General Conditions of Contract.

6.1.2 For the specific Work set forth below, Owner agrees to pay Design-Builder, as part of the Contract Price, on the following basis:

Option A – Base program including grain facilities
Cost of construction (estimated)	$30,205,000
General conditions and project support (allowance)	$1,876,488
Engineering and Design Fees
Planning and Permitting (Fixed)	$210,000
Design and Construction Documents (Fixed)	$710,000
Site Investigations (Fixed)	$155,000
Construction Services & Staking (Fixed)	$325,000
Design-Builder CM Fee and Profit (Fixed)	$2,300,000
Total Program Estimate	$35,781,488

Option B – Base program excluding grain facilities
Cost of construction (estimated)	$19,005,000
General conditions and project support (allowance)	$1,209,088
Engineering and Design Fees

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Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

Planning and Permitting (Fixed)	$210,000
Design and Construction Documents (Fixed)	$635,000
Site Investigations (Fixed)	$155,000
Construction Services & Staking (Fixed)	$300,000
Design-Builder CM Fee and Profit	$2,025,000
Total Program Estimate	$23,539,088

6.2 Design-Builder’s Fee

6.2.1 Design-Builder’s Fee shall be:

Option A – Base program including grain facilities, Design-Builder’s Fee shall be Three Million Seven Hundred Thousand Dollars ($3,700,000), as adjusted in accordance with Section 6.2.2 below.

Option B – Base program excluding grain facilities, Design-Builder’s Fee shall be Three Million Three Hundred Twenty Five Thousand ($3,325,000), as adjusted in accordance with Section 6.2.2 below.

The Design-Builder’s Fee includes all of the following costs and expenses, none of which shall be otherwise included in the Cost of Work (as defined in Section 6.3 below):

.1	Wages of direct or indirect employees of Design-Builder performing design, engineering and construction management services for the Work at the Site or, at locations off the Site.

.2	Wages or salaries of Design-Builder’s supervisory and administrative personnel engaged in the performance of the Work and who are located at the Site or working off-Site to assist in the production or transportation of material and equipment necessary for the Work.

.3	Wages or salaries of Design-Builder’s personnel stationed at Design-Builder’s principal or branch offices and performing support functions for the Work.

.4	Costs incurred by Design-Builder for employee benefits, premiums, taxes, insurance, contributions and assessments required by law, collective bargaining agreements, or which are customarily paid by Design-Builder, to the extent such costs are based on wages and salaries paid to employees of Design-Builder covered under Sections 6.3.1 through 6.3.3 hereof.

.5	The reasonable portion of the cost of travel, accommodations and meals for Design-Builder’s personnel necessarily and directly incurred in connection with the performance of the Work, taking place within the State of Michigan and the two trips to Colwich, Kansas referred to in Section 1.4.5.1.

It is understood by both the Owner and the Design-Builder that the final approach for procuring the engineering and construction of the grain facilities remains an open issue, however, both parties agree to work together to explore opportunities to develop the most effective approach to complete the engineering, procurement and construction of the grain facilities. This may include the use of a design-build grain facility contractor, a third party design firm specifically contracted for this design or Design-Builder could receive the grain facility design basis / design development from a third party. Once the approach is finalized a cost adjustment to the Design-Builder Design-Build Fee may be required, it is understood that the maximum credit adjustment would be $375,000 less cost incurred in support of the grain facility scope of work.

6.2.2 Design-Builder’s Fee will be adjusted in accordance with Article 9 of the General Conditions for any changes in the Work:

6.3 Cost of the Work. The term Cost of the Work shall mean costs reasonably incurred by Design-Builder in the proper performance of the Work. The Cost of the Work shall include only the following:

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Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

.1	Payments properly made by Design-Builder to Subcontractors and Design Consultants for performance of portions of the Work, including any insurance and bond premiums incurred by Subcontractors and Design Consultants.

2	Costs incurred by Design-Builder in repairing or correcting defective, damaged or nonconforming Work, provided that such defective, damaged or nonconforming Work was beyond the reasonable control of Design-Builder or the applicable Subcontractor. If the costs associated with such defective, damaged or nonconforming Work are recoverable from insurance, Subcontractors or Design Consultants, Design-Builder shall exercise best efforts to obtain recovery from the appropriate source and credit Owner if recovery is obtained.

.3	Costs, including transportation, inspection, testing, storage and handling, of materials, equipment and supplies incorporated or reasonably used in completing the Work.

.4	Costs less salvage value of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by the workers that are not fully consumed in the performance of the Work and which remain the property of Design-Builder, including the costs of transporting, inspecting, testing, handling, installing, maintaining, dismantling and removing such items.

.5	Costs of removal of debris and waste from the Site.

.6	The reasonable costs and expenses incurred in establishing, operating and demobilizing the Site office, including the cost of facsimile transmissions, long-distance telephone calls, postage and express delivery charges, telephone service, photocopying and reasonable petty cash expenses.

.7	The reasonable rental charges and costs of transportation, installation, minor repairs and replacements, dismantling and removal of temporary facilities, machinery, equipment and hand tools not customarily owned by the workers, which are provided by Design-Builder at the Site, whether rented from Design-Builder or others, and incurred in the performance of the Work.

.8	The amount of any increase in Design-Builder’s insurance premiums directly attributable to this Agreement or Design-Builder’s performance of the Work. Premiums for bonds required by this Agreement or the performance of the Work, except to the extent such bonds are provided by Subcontractors or consultants pursuant to this Agreement (which bonds shall be provided at the sole expense of such Subcontractors and consultants.

.9	All fuel and utility costs incurred in the performance of the Work.

.10	Sales and use taxes incurred in the performance of the Work.

.11	Reasonable legal costs, court costs and costs of mediation and arbitration reasonably arising from Design-Builder’s performance of the Work provided such costs do not arise from disputes between Owner and Design-Builder.

.12	Costs for permits, royalties, licenses, tests and inspections incurred by Design-Builder as a requirement of the Contract Documents.

.13	The cost of defending suits or claims for infringement of patent rights arising from the use of a particular design, process, or product required by Owner, paying legal judgments against

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Design-Builder resulting from such suits or claims, and paying settlements made with Owner’s consent.

.14	Deposits which are lost, except to the extent caused by Design-Builder’s negligence.

.15	Costs incurred in preventing damage, injury or loss in case of an emergency affecting the safety of persons and property.

.16	Other costs reasonably and properly incurred in the performance of the Work to the extent approved in writing by Owner.

6.4 Non-Reimbursable Costs

The following shall be excluded from the Cost of the Work:

.1	Compensation for Design-Builder’s personnel stationed at Design-Builder’s principal or branch offices, except as provided for in Sections 6.3.1, 6.3.2 and 6.3.3 hereof.

.2	Overhead and general expenses, except as provided for in Section 6.3 hereof, or which may be recoverable for changes to the Work.

.3	The cost of Design-Builder’s capital used in the performance of the Work.

Article 7

Procedure for Payment

7.1 Progress Payments

7.1.1 Design-Builder shall submit to Owner on the First and Fifteenth (1st and 15th) day of each month, beginning with the first month after the Date of Commencement, Design-Builder’s Application for Payment for that portion of the Design-Builder’s Fee then payable in accordance with Attachment “C” – Payment and Cash Flow Schedule dated December 19, 2006; provided, however, the payment dates set forth in Attachment “C” shall be equitably adjusted based on any adjustment of the Contract Times pursuant to Section 5.2.4.

7.1.2 The Design-Builder shall submit to the Owner on the 30th day of each month, beginning with the first month after the Date of Commencement, the Design-Builder’s Application for Payment for Subcontractors and general conditions and project support expenses and/or costs in accordance with Article 6 of the General Conditions of Contract.

7.1.3 The Design-Builder’s professional services fees shall be fixed as part of the Agreement.

7.1.4 Owner shall make payment within ten (10) days after Owner’s receipt of each properly submitted and accurate Application for Payment in accordance with Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section 6.3 of the General Conditions of Contract.

7.2 Retainage on Progress Payments

7.2.1 The Owner will not retain any portion of any payment with respect to an Application for Payment submitted by Design-Builder pursuant to Section 7.1.1; provided, however, with respect to the final payment of $150,000.00 to Design-Builder (currently scheduled for June 2, 2008 pursuant to Attachment

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Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

“C”), Owner shall retain one hundred percent (100%) of such payment until such time as all Work has been completed in accordance with the Contract Documents.

7.2.2 Owner will retain ten percent (10%) of each payment with respect to an Application for Payment submitted by Design-Builder pursuant to Section 7.1.2.; provided, however: (i) Owner shall retain only five percent (5%) of any amounts attributable to Work performed by Fisher Contracting for earthwork bid package #1; and (ii) when fifty percent (50%) of the Work has been completed by a particular Subcontractor, Owner will not retain any additional amounts from Design-Builder’s subsequent Applications for Payment with respect to amounts due to such Subcontractor. Owner will not retain any amount with respect to any payment of general conditions or project support expenses and/or costs. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project.

7.2.3 Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, pursuant to Section 6.6 of the General Conditions of Contract, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion.

7.3 Final Payment. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.7 of the General Conditions of Contract. Owner shall make payment on Design-Builder’s properly submitted and accurate Final Application for Payment within ten (10) days after Owner’s receipt of the Final Application for Payment, provided that Design-Builder has satisfied the requirements for final payment set forth in Section 6.7.2 of the General Conditions of Contract.

7.4 Interest. Payments due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing five (5) days after payment is due at the rate of eight and one quarter percent (8.25%).

7.5 Record Keeping and Finance Controls. Design-Builder acknowledges that this Agreement is to be administered on an “open book” arrangement relative to Costs of the Work. Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of two (2) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to the Work, all of which Design-Builder shall preserve for a period of two (2) years after Final Payment.

Article 8

Termination for Convenience

8.1 Upon ten (10) days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

.1	All Work executed and for proven loss, cost or expense in connection with the Work;

.2	The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants; and

.3	All payments otherwise due to Design-Builder as of such date of termination, as reflected in Attachment “C” (as such payment dates may be adjusted in accordance with this Agreement.

.4	All amounts as set forth in Article 4.3.2 above.

Page 12	DBIA Document No. 530 – Standard Form of Agreement Between
Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

8.2 If Owner terminates this Agreement pursuant to Section 8.1 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 4.3 hereof.

Article 9

Representatives of the Parties

9.1 Owner’s Representatives

9.1.1 Owner designates the individual listed below as its Senior Representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract:

Liberty Renewable Fuels, LLC

P. O. Box 335

Owosso, Michigan 48867

David Skjaerlund, PhD

President & CEO

(989) 743-1042 Office

(989) 743-1032 FAX

9.1.2 Owner designates the individual listed below as its Owner’s Representative, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract:

Liberty Renewable Fuels, LLC

P. O. Box 335

Owosso, Michigan 48867

David Skjaerlund, PhD

President & CEO

(989) 743-1042 Office

989) 743-1032 FAX

Unless otherwise designated by David Skjaerlund.

9.2 Design-Builder’s Representatives

9.2.1 Design-Builder designates the individuals listed below as its Senior Representatives (“Design-Builder’s Senior Representative”), which individuals have the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract:

Thomas Coté	Richard Fosgitt
Project Director	Project Director
(248) 478-3690	(231) 775-7755

9.2.2 Design-Builder designates the individuals listed below as its Design-Builder’s Representatives, which individuals have the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract:

Dennis Hanley	Brad Link
Project Manager	Project Manager
(248) 478-3690	(231) 775-7755

DBIA Document No. 530 – Standard Form of Agreement Between	Page 13
Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

Article 10

Bonds and Insurance

10.1 Insurance. Design-Builder shall procure in accordance with Article 5 of the General Conditions of Contract the following insurance coverages:

Article 10.1 of the Agreement is amended and supplemented to include the following agreement of the parties.

The insurance required for this contract shall be with AM Best Rated Insurance Companies of at least an A- rating with a minimum Financial Size Category of VII. The insurance coverage shall be maintained during the design and construction phase periods and for a minimum of three years after construction. Claims made coverage shall include retroactive coverage for the design and post design period. The limits of liability for the insurance required are as follows:

By Design-Builder:

a.	Workers’ Compensation:		Statutory

b.	Employer’s Liability —

	1) Each Accident:		$500,000
	2) Disease, Policy Limit:		$500,000
	3) Disease, Each Employee:		$500,000

c.	General Liability —

	1) Each Occurrence (Bodily Injury and Property Damage):		$1,000,000
	2) General Aggregate:		$2,000,000

d.	Excess or Umbrella Liability —

	1) Each Occurrence:		$10,000,000
	2) General Aggregate:		$10,000,000

e.	Automobile Liability —

	1) Bodily Injury:
	a) Each Accident		$1,000,000

	2) Property Damage:
	a) Each Accident		$1,000,000

	[or]

	1) Combined Single Limit
	(Bodily Injury and Property Damage):
	Each Accident		$1,000,000

f.	Professional Liability —

	1) Each Occurrence:		$2,000,000
	2) General Aggregate:		$2,000,000

g.	Other (specify):	$

Page 14	DBIA Document No. 530 – Standard Form of Agreement Between
Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America

10.2 Bonds and Other Performance Security. Design-Builder shall provide through each subcontractor agreement a 100% performance bond and labor and material payment bond or other performance security:

Article 11

Other Provisions

11.1 Other provisions, if any, are as follows: (Insert any additional provisions)

None.

In executing this Agreement, Owner and Design-Builder each individually represents that it has the necessary financial resources to fulfill its obligations under this Agreement, and each has the necessary corporate approvals to execute this Agreement, and perform the services described herein.

OWNER:	DESIGN-BUILDER:

Liberty Renewable Fuels, LLC	Wilcox Design-Build, LLC
(Name of Owner)	(Name of Design-Builder)

/s/ David Skjaerlund
(Signature)	(Signature)

David Skjaerlund	Richard D. Wilcox, P.E. .P.S.
(Printed Name)	(Printed Name)

President & CEO	President CEO
(Title)	(Title)

Date: December 19, 2006	Date: December 19, 2006

DBIA Document No. 530 – Standard Form of Agreement Between	Page 15
Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price
© 1998 Design-Build Institute of America